UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2009

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 7, 2009, 4Kids Entertainment, Inc. (the “Company”) received written notice from NYSE Regulation, Inc. that the Company had fallen below the continued listing standard of the New York Stock Exchange, Inc. (“NYSE”) set forth in Section 802.01B of the NYSE Listed Corporation Manual because over a 30 trading-day period the Company’s total market capitalization was less than $75 million and, at the same time its stockholders’ equity was less than $75 million. As of March 31, 2009, the Company’s 30 trading-day average market capitalization was approximately $16.5 million. The Company’s last reported stockholders’ equity was $74.99 million as of December 31, 2008, which reflected the impact of the Company recording an unrealized loss of $13,486,000 during 2008.

Under NYSE rules, the Company has 45 calendar days from receipt of the notice to submit a plan that demonstrates its ability to achieve compliance with the continued listing standard within 18 months. The Company has notified the NYSE of its intent to submit a plan to remedy its non-compliance. The business plan will be reviewed by the Listings and Compliance Committee of the NYSE (the “Committee”). The Committee will either accept the plan, at which time the Company will be subject to quarterly monitoring for compliance with the business plan, or the Committee will not accept the business plan and the Company will be subject to suspension and delisting procedures. The Company is also at risk of falling below the $15 million minimum average market capitalization threshold set forth in Section 802.01B of the NYSE Listed Corporation Manual, which would pre-empt the plan/cure process described above and result in immediate initiation of suspension and delisting procedures.

As required under NYSE rules, the Company issued a press release on April 14, 2009 disclosing that it had received the notice and that the Company intends to submit a plan to attain compliance with the NYSE continued listing standards. A copy of the press release is attached to this Form 8-K as an exhibit.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits.

              (c) Exhibits

            Exhibit                                                                       Description

              99.1                                    Press release issued by 4Kids Entertainment, Inc. dated April 14, 2009

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 14, 2009

4KIDS ENTERTAINMENT, INC. BY: /s/ Bruce R. Foster Bruce R. Foster Executive Vice President and Chief Financial Officer